Exhibit 99.1

March 13, 2017

Press Release

Nuance Announces Proposed $350 Million Offering of Senior Convertible Notes due 2025

Notes to be Net Share Settled upon Conversion; Proceeds to be Used to Repurchase Nuance Shares and Retire Outstanding Debentures

BURLINGTON, Mass., March 13, 2017 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced its intention to offer, subject to market conditions and other factors, $350 million aggregate principal amount of senior convertible notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Nuance also expects to grant the initial purchasers of the Notes a 13-day option to purchase up to an additional $60 million aggregate principal amount of the Notes to cover over-allotments, if any.

The Notes will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of the Notes and, with respect to any excess conversion value, cash or shares of Nuance common stock or a combination thereof, at Nuance’s election. The terms of the Notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Nuance and the initial purchasers of the Notes.

Nuance intends to use approximately $150 million of the net proceeds from this offering to repurchase shares of Nuance’s common stock concurrently with the pricing of the Notes in negotiated transactions with institutional investors in the offering, subject to availability. Nuance intends to use the remaining net proceeds, together with cash on hand, to repurchase, redeem, retire or otherwise repay all of its outstanding 2.75% Senior Convertible Debentures due 2031.

Neither the Notes nor the shares of Nuance’s common stock issuable upon conversion of the Notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

© 2017 Nuance Communications, Inc. All rights reserved.

March 13, 2017

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

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Contact Information

For Investors

Christine Marchuska

Nuance Communications, Inc.

Tel: 781-565-5000

Email: christine.marchuska@nuance.com

For Media and Investors

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

© 2017 Nuance Communications, Inc. All rights reserved.